Exhibit 99.1

Hershey Foods Announces Changes to Executive Team:
Cerminara to Retire in 2005; West Named CFO;
Baldwin Joins Company

HERSHEY, Pa., October 21, 2004 – Richard H. Lenny, Chairman, President and Chief Executive Officer, Hershey Foods Corporation (NYSE:HSY), today announced changes to the Hershey Executive Team.

Frank Cerminara, Senior Vice President, Chief Financial Officer, will retire, effective December 31, 2005. Succeeding Cerminara will be David J. West, Senior Vice President, Chief Customer Officer. West begins his new role as CFO on January 1, 2005. Cerminara will work with West during 2005 to ensure an orderly transition.

Christopher J. Baldwin has been named Senior Vice President, Global Chief Customer Officer, effective October 25, 2004. Baldwin joins Hershey from Kraft Foods, Inc., where he was National Vice President, Field Sales and Logistics.

In making the announcement, Lenny said, “Frank has been a driving force at Hershey for more than 30 years across many disciplines. As Chief Financial Officer, Frank has played a key role in helping to shape today’s successful business and in positioning Hershey for continued future growth. His leadership has been particularly valuable in ensuring that Hershey’s financial controls meet today’s higher disclosure and accountability standards. I’m personally grateful for Frank’s dedication, counsel and commitment. Hershey will continue to benefit from his experience through the transition.”

Commenting on his decision to retire, Cerminara said, “It has been a privilege for me to work for such an outstanding company my entire career. I am pleased to be leaving at a time when the company has been revitalized, is performing superbly in the marketplace and is rewarding our stockholders. I believe that Hershey has never been better prepared to meet the challenges of the future than we are today. It has been especially gratifying to have been CFO under the exceptional leadership provided by Rick Lenny. I have enormous admiration for Rick as an excellent builder of brands and developer of people.”

Dave West joined Hershey Foods in May 2001 as Vice President, Business Planning and Development. He became Senior Vice President, Business Planning and Development, in 2002 and Senior Vice President, Sales, in 2002, prior to being named to his current position in 2004.

“Dave’s extensive background in all aspects of finance, coupled with his highly effective leadership of our selling organization, makes him well prepared for the position of Chief Financial Officer,” Lenny said. “Dave’s been instrumental in the development of Hershey’s strategic direction and in its solid execution. His insights, broad experience within Hershey and inspired leadership will ensure that Hershey continues to succeed from both a marketplace and financial standpoint.”

Prior to joining Hershey Foods, West was Senior Vice President, Finance, Kraft Foods – Nabisco Biscuit, Confectionery and Snacks, with responsibility for leading the accounting, reporting and planning function of Kraft Foods’ biscuits, confections and snacks businesses. Prior to Nabisco’s acquisition by Kraft, West was Senior Vice President and Chief Financial Officer, Nabisco Biscuit Company. He joined Nabisco in 1987 and held a variety of positions during his 14-year career with the company, including Vice President, Corporate Strategy and Business Planning; Director, Investment Analysis; Director, General Accounting; and VP/Controller, Stella D’oro.

Prior to joining Nabisco, he held positions in finance and cost accounting with Wearever Proctor-Silex and Unisys.

Chris Baldwin will report directly to Lenny and become a member of the Hershey Executive Team. “Chris is a tremendous addition to Hershey’s top management team,” Lenny said. “He brings a stellar track record of accomplishments across multiple customer channels and packaged consumer goods segments. Throughout his career, Chris has excelled in all essential areas, including field sales, customer marketing, logistics and organizational development. Chris’ vast experience and energetic, focused leadership will be invaluable as we continue to build Hershey’s superior selling capabilities and further capitalize on the immense growth opportunities in the rapidly changing retail environment.”

Prior to his current position, Baldwin served as National Vice President, Sales and Logistics, Kraft Foods; as Vice President, Sales and Logistics, Nabisco Biscuit; and as Vice President Sales, Nabisco Biscuit and Snacks. Baldwin held a variety of sales leadership positions with Nabisco prior to its acquisition by Kraft. Before joining Nabisco, Baldwin worked at Procter & Gamble in a number of sales positions from 1985 through 1996.

Baldwin received a Bachelor of Science degree from Siena College, in Loudonville, New York.

About Hershey Foods Corporation

Hershey Foods Corporation (NYSE:HSY) is a leading snack food company and the largest North American manufacturer of quality chocolate and non-chocolate confectionery products, with revenues of over $4 billion and more than 13,000 employees worldwide. The company markets such well-known brands as Hershey’s, Reese’s, Hershey’s Kisses, Kit Kat, Almond Joy, Mounds, York, Jolly Rancher, Twizzlers, Ice Breakers and Bubble Yum as well as such innovative new products as Swoops and Hershey’s S’mores. In addition to its traditional confectionery products, Hershey offers a range of products specifically developed to address the nutritional interests of today’s health-conscious consumers. These products include sugar-free Hershey’s, Reese’s and York candies, as well as Hershey’s 1 gram Sugar Carb bars for people living a low-carb lifestyle. It also markets Hershey’s cocoa, Hershey’s syrup and other branded baking ingredients, toppings and beverages. You can learn more about Hershey Foods and its many products at www.hersheynewsroom.com.

Safe Harbor Statement

This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: changes in the confectionery and grocery business environment, including actions of competitors and changes in confectionery preferences; customer and consumer response to selling price increases; changes in governmental laws and regulations, including taxes; market demand for new and existing products; changes in raw material and other costs; pension cost factors such as actuarial assumptions, market performance, and employee retirement decisions; adequacy of the Company’s bad debt reserve; the Company’s ability to implement improvements to reduce costs associated with its supply chain; and the Company’s ability to successfully implement its rationalization and realignment initiatives, as discussed in the Company’s annual report on Form 10-K for 2003.

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Media Contact:   Stephanie L. Moritz    (717) 508-3238